Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated December 1, 2021, with respect to the audited financial statements of Verzuz LLC. for the period from April 9, 2020 (Inception) through December 31, 2020.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Hudgens CPA, PLLC

www.hudgenscpas.com

Houston, Texas

February 22, 2022